Year Ended December 31
                                          1996       1995       1994
Primary

Average shares outstanding               18,066,    17,971,    17,916,
Net effect of dilutive stock options
based on the treasury stock method
using average stock price                41,888     63,644     84,407

Average number of common and common      18,108,    18,035,    18,000,
equivalent shares                           439        060        795

Net earnings applicable to common
stock and common stock                  $17,607,   $15,302,   $14,369,
equivalents                                 000        000        000

Earnings per share                         $.97       $.85       $.80

Fully Diluted

Average shares outstanding               18,066,     17,971,     17,916,
                                            551         416         388

Net effect of dilutive stock options
based on the treasury stock method
using the year-end market price, if
higher than the average market price     44,820      66,774      86,921

Average number of common and common
equivalent shares                        18,111,     18,038,     18,003,
                                            371         190         309

Net earnings applicable to common
stock and common stock                  $17,607,    $15,302,     $14,369,
equivalents                                 000         000          000

Earnings per share                         $.97        $.85         $.80